Exhibit 99.1

Coach Reports Second Quarter Earnings of $0.69, up 21% on a 21% Sales Increase

Maintains FY08 Guidance at $2.06; Up 22% from FY07

NEW YORK--(BUSINESS WIRE)--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced an increase of 21% in earnings per diluted share on a continuing operations basis to $0.69 for its second fiscal quarter ended December 29, 2007, up from $0.57 per diluted share a year ago. This substantial increase in earnings from the prior year’s second quarter reflected a 21% gain in net sales.

In the second quarter, net sales were $978 million compared with the $806 million reported in the same period of the prior year. Net income rose 18% to $252 million, or $0.69 per diluted share, compared with $214 million, or $0.57 per diluted share in the prior year.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “We were very pleased to deliver holiday results which met our top and bottom-line expectations. Our strong overall performance reflects the critical balance provided by our diversified business model, which limits our dependence on any one channel. This enabled us to achieve our sales and earnings goals despite a tough retail environment in the U.S.”

For the second fiscal quarter, operating income totaled $403 million, up 18% from the $341 million reported in the comparable year ago period, while operating margin was 41.2% versus 42.3% reported for the prior year. During the quarter, gross profit rose 19% to $737 million from $621 million a year ago. Gross margin was 75.4% versus 77.1% a year ago, impacted by the promotional environment in North America as well as currency fluctuations. SG&A expenses as a percentage of net sales declined 60 basis points to 34.2%, compared to the 34.8% reported in the year-ago quarter, as the company was able to leverage expenses – notably selling and distribution costs - on the higher sales base.

For the six months ended December 29, 2007, net sales were $1.7 billion, up 24% from the $1.3 billion reported in the first six months of fiscal 2007. Net income rose to $407 million, up 23% from the $330 million reported a year ago, while earnings per share rose 24% to $1.09 from $0.88. Also noteworthy is that for the full calendar year, Coach achieved sales of $2.9 billion, up 27% from calendar 2006, while earnings per share totaled $1.90, up 33%.

Second fiscal quarter sales results in each of Coach’s primary channels of distribution grew as follows:

  Direct-to-consumer sales increased 18% to $799 million from $675 million last year, which included a 19% gain in sales from new and existing Coach stores in North America. North American comparable store sales for the quarter rose 7.0%, with retail stores down 1.1% and factory store sales up 17.7%. This compares to last year’s holiday quarter in which North American comparable store sales rose 25.7% overall, with retail stores up 20.8% and factory store sales up 33.4%. In Japan, sales rose 17% on a constant-currency basis, while dollar sales rose 21% adjusted for a stronger yen. Comparable location sales in Japan rose at a mid-single-digit rate for the quarter.
  Indirect sales increased 37% to $179 million in the second quarter from the $130 million reported for the prior year. Coach enjoyed strong gains at retail for all indirect businesses, including international locations as well as in U.S. department stores.

During the second quarter of fiscal 2008, the company opened 10 retail stores and three factory stores in North America, bringing the total to 282 retail stores and 99 factory stores as of December 29, 2007. In addition, five retail stores and three factory stores were expanded. In Japan, Coach opened one shop-in-shop and one factory store while closing one shop-in-shop, taking the total to 147 at the end of the quarter, while also expanding a total of four locations.

“Given the rapid growth we’re experiencing in East Asia and Greater China, we are delighted to announce the opening of a global flagship store on Queens Road Central in Hong Kong, scheduled for the summer of 2008. This flagship will significantly enhance the Coach brand and is consistent with our strategy of raising awareness and aggressively growing market share with the Chinese luxury consumer. Clearly, Greater China has the potential, during the next few years, to become the third major market for Coach, following North America and Japan. At present, about 25% of Coach’s worldwide sales are generated from international markets,” Mr. Frankfort added.

Mr. Frankfort continued, “As noted, we’re pleased with our sales growth for the quarter and the vitality of our North American businesses, where total revenues grew 20%, including a 19% increase in sales at our stores. More specifically, sales from new and existing full price retail stores grew 11% in the quarter, despite the slight comp decline. In addition, we were very pleased with our new retail store volumes as they continue to surpass our initial projections both in existing markets, such as the Greater Phoenix and Dallas areas, and in new markets, such as Allentown, Pennsylvania and Anchorage, Alaska.

“Specifically, North American comparable store sales were impacted by weak mall traffic and an unexpected decline in average transaction size, as the macro environment appeared to cause a shift by many consumers to lower price point items. Conversion remained very strong, offsetting the bulk of weakness, reflecting the continuing appeal of our product offering and the success of our service initiatives.”

Mr. Frankfort continued, “Overall, our key item strategy was successful this season, with featured groups and item concepts generating about 50% of our holiday sales. Bleecker, our newest lifestyle platform, which was inspired by our classic heritage, was the most important initiative during the quarter. It was well received by consumers, notably at the higher price points. In fact, our $400 and up handbag offering represented about 22% of handbag sales this quarter versus 13% in the same period a year ago, indicating the resiliency of the upper end, while penetration of core price point handbags declined modestly.”

“As part of our transition to spring, we recently introduced the new Slim Carly, offered in leather and Signature across multiple silhouettes leveraging iconic elements. In addition, we updated our Hamptons collection with a fresh color palette and silhouettes, including the popular Madeline tote, and introduced new spring accessories,” Mr. Frankfort added. “For February, we will be launching Heritage Stripe - a group of coated canvas totes and bags representing a new concept, broadening our scope of attitudes - as well as a new collection of Signature Stripe handbags and accessories at great price points. For March, we will be introducing a new silhouette – the Francine satchel - while updating the Hamptons Weekend collection. April will mark the re-launch of Soho, and we are very excited about pleated Ergo – coming in for Mother’s Day."

“We’re well positioned for the spring season and expect that our diversified model will continue to insulate us from some of the impact of a slowing consumer environment in the U.S. That said, in light of the continued uncertainty in the retail backdrop, we believe that it’s prudent not to offer comparable store sales guidance for the balance of the fiscal year. At the same time, it’s important to underscore that full price comparable store sales represents only about 20% of our overall sales in the second half.”

“Finally, I want to emphasize that this challenging climate has only served to reinforce our long-standing practice of evolution and continuous improvement. We are embarking on a comprehensive review of all ways in which the brand touches the consumer. These initiatives will be evident as we move into fiscal year 2009, most notably in our product and in our store environments,” concluded Mr. Frankfort.

For the fiscal year 2008 the company expects to generate sales of at least $3.15 billion, an increase of at least 20% from the prior year, and earnings per diluted share of $2.06, representing an increase of about 22%. Implied in this guidance is a second fiscal half sales estimate of at least $1.5 billion, representing a year over year increase of at least 17%, and earnings per share of $0.97, up 20%.

The company also announced that during the second fiscal quarter, it repurchased and retired 20,480,927 shares of its common stock at an average cost of $34.51, spending a total of $707 million. At the end of the period, $661 million was available under the company’s current repurchase authorization, which was put into place in early November.

Coach will host a conference call to review second fiscal quarter results at 8:30 a.m. (ET) today, January 23, 2008. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of this call will be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women’s and men’s small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach’s website at www.coach.com. Coach’s shares are traded on the New York Stock Exchange under the symbol COH.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Six Months Ended December 29, 2007 and December 30, 2006
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006

Net sales	$978,017	$805,603	$1,654,735	$1,335,024

Cost of sales	240,745	184,308	399,242	307,724

Gross profit	737,272	621,295	1,255,493	1,027,300

Selling, general and
administrative expenses	334,209	280,580	613,672	505,931

Operating income	403,063	340,715	641,821	521,369

Interest income, net	10,568	7,888	25,564	14,477

Income before provision for income taxes
and discontinued operations	413,631	348,603	667,385	535,846

Provision for income taxes	161,314	134,106	260,282	206,110

Income from continuing operations	252,317	214,497	407,103	329,736

Income from discontinued operations,
net of income taxes	-	12,976	20	23,353

Net income	$252,317	$227,473	$407,123	$353,089

Net income per share

Basic

Continuing operations	$0.70	$0.58	$1.11	$0.90

Discontinued operations	0.00	0.04	0.00	0.06

Net income	$0.70	$0.62	$1.11	$0.96

Diluted

Continuing operations	$0.69	$0.57	$1.09	$0.88

Discontinued operations	0.00	0.03	0.00	0.06

Net income	$0.69	$0.61	$1.09	$0.94

Shares used in computing
net income per share

Basic	362,167	368,138	366,412	368,346

Diluted	366,569	375,496	372,162	374,775

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At December 29, 2007, June 30, 2007 and December 30, 2006
(in thousands)

	December 29,	June 30,	December 30,
	2007	2007	2006
ASSETS	(unaudited)		(unaudited)

Cash, cash equivalents and short term investments	$891,261	$1,185,816	$819,923
Receivables	142,095	107,814	125,099
Inventories	300,730	291,192	249,577
Other current assets	146,462	155,374	144,108

Total current assets	1,480,548	1,740,196	1,338,707

Property and equipment, net	407,622	368,461	329,324
Other noncurrent assets	422,552	340,855	332,868

Total assets	$2,310,722	$2,449,512	$2,000,899

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$77,355	$109,309	$82,094
Accrued liabilities	335,165	298,452	328,019
Subsidiary credit facilities	14,200	-	14,309
Current portion of long-term debt	285	235	235

Total current liabilities	427,005	407,996	424,657

Long-term debt	2,580	2,865	2,865
Other liabilities	299,284	128,297	90,479

Stockholders' equity	1,581,853	1,910,354	1,482,898

Total liabilities and stockholders' equity	$2,310,722	$2,449,512	$2,000,899

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations & Corporate Communications